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                                                                  EXHIBIT 10.17
                            SUPPLEMENTAL AGREEMENT


THIS AGREEMENT, effective this 31ST the day of December 1997 ("Effective Date") is made between Catalytica Advanced Technologies, Inc., a Delaware corporation (CATI") being a wholly owned subsidiary of Catalytica, Inc., a publicly held Delaware corporation ("CATALYTICA"), both corporations having their principal offices in Mountain View, California and Microfluidics International Corporation, a Delaware corporation having its principal offices in Newton, Massachusetts, together with its wholly owned subsidiary, Microfluidics Corporation, (collectively referred to hereinafter as "MFIC").

WHEREAS, CATALYTICA and MFIC previously entered into a License Agreement with Worcester Polytechnic Institute ("WPI") dated October 18, 1993 pursuant to which WPI licensed to MFIC and CATALYTICA certain "Inventions" and "Licensed Patents" within the "Licensed Field" (the "WPI License Agreement"), and

WHEREAS, CATALYTICA and MFIC previously entered into a development agreement dated October 18, 1993, as amended from time to time, (the "Development Agreement") directed to the development for commercialization of certain jointly licensed WPI technology and know-how within the Licensed Field using MFIC's then available Microfluidizer materials processor devices (the "Original Program"), and

WHEREAS, several amendments have been executed among the Parties modifying the Development Agreement, in particular altering from time to time the proportion of cost sharing and allocation of benefits, if any, to be derived from commercialization revenues which may arise during the course of the development and commercialization of technology within the Licensed Field, and

WHEREAS, CATALYTICA and MFIC were jointly awarded a $2.2 million Advanced Technology Program Grant from the U.S. Department of Commerce (the "Grant") and have entered into an agreement relating to management of such Grant program (the "National Institute of Standards and Technology ("NIST") Cooperative Agreement"), and

WHEREAS, WPI's applied-for-patents have issued in the United States and elsewhere since the date of the WPI License Agreement and the Development Agreement thus defining the "Licensed Field" and patent estate licensed to the Parties, and

WHEREAS, collaborative efforts between the Parties have since the date of the Development Agreement, as agreed upon and provided for, focused almost solely on catalysis as the single area of development, and

WHEREAS, MFIC has developed a new Microfluidizer "Multi-Stream Continuous Chemical Reactor" (the "New Device") which has been utilized by CATALYTICA and MFIC under the Development Agreement, and for which novel device MFIC, as sole inventor, has filed with the United States Patent and Trademark Office (the "USPTO") a patent application on August 5, 1997 (the "Multi-Stream Application"), and

WHEREAS, CATALYTICA desires to substitute CATI in its place in this Agreement and under the Program and through CATI desires to file certain Continuation In Part Applications ("CIP's") to the Multi-Stream Application utilizing MFIC's priority filing date, and

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WHEREAS, CATALYTICA, CATI and MFIC believe that it would be: (1) beneficial to effect certain modifications of, additions to, and consolidation of certain existing agreements among the Parties including the Development Agreement, and
(2) to resolve and clarify certain issues relating to (a) the scope of the technology and the collaborative program goals to be pursued during the balance of the Development Agreement, and (b) the sharing of benefits from commercialization of the technology, which issues have arisen during the course of the collaborative development program, and (3) to make provision for CATALYTICA's filing and prosecution with MFIC of the CIP's to the Multi-Stream Application.


NOW THEREFORE, in consideration of the mutual premises, terms and conditions hereinafter set forth, CATI and MFIC agree to the following:


1.   Relationship to Previous Agreements

     1.1 The terms and conditions of this Agreement shall supersede and replace the terms and conditions of the Development Agreement, as amended by Amendments No. 1 and No. 2 dated respectively July 1994 and February 1995 (hereinafter the "1993 Agreement"), the agreement between CATALYTICA and MFIC dated January 1, 1995 (hereinafter the "1995 Agreement") all of which will become null and void as of the effective date of this Agreement.
Notwithstanding the foregoing, the Confidentiality and Non-Disclosure Agreement between the Parties dated April 6, 1995 (the "Confidentiality Agreement") will survive in full force and effect unaltered by this Agreement except that it will also be binding upon CATI. All Confidential Information communicated hereunder to either Party, its officers, employees, consultants and agents, either through the time of execution of this Agreement or disclosed hereafter, will be governed and protected by the provisions of such Confidentiality Agreement. Notwithstanding the substitution of CATI in place of CATALYTICA, CATALYTICA shall be jointly and severally liable for any and all obligations, damages or other claims or causes of actions that MFIC now has or will have in the future against CATI, and CATI specifically warrants and represents that it has the proper authority and capacity to so bind CATALYTICA.


2.   Definitions

     2.1 The following terms shall have the following meanings within the context of this Agreement and the collaboration:

(a) The Revised Field of collaboration shall mean the development and commercialization of catalyst materials, catalyst support materials, excluding zeolites, prepared using a Microfluidizer materials processing device or New Device, which in the case of the excluded zeolites will be solely owned by the inventing party.

(b) The Technology shall mean the Licensed Patents and know-how within the Revised Field and/or the Licensed Field granted under a joint license to the Parties under the WPI License Agreement for commercialization utilizing either or both the Microfluidizer materials processor or the New Device.

(c) Restated Program shall mean the continued collaborative efforts by CATALYTICA, through CATI, and MFIC to develop the Technology within the Revised Field.

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     2.2  Program Management

          a. The Restated Program will be directed by a Management Committee consisting of two representatives of each Party. The work plans and budgets will be mutually agreed upon on a semi-annual basis. MFIC and CATI will each provide to the other timely reports of their evaluations and development efforts.

          b. CATALYTICA, through CATI, shall continue to serve as administrator (the "Administrator") for the collaborative venture between the Parties and for the purposes of the Grant, MFIC has granted to CATALYTICA a Power of Attorney for the sole purpose of binding MFIC to those terms and conditions of the NIST Cooperative Agreement. As Administrator CATALYTICA has and through CATI will perform day-to-day management and administration of the Grant in accordance with all legal and regulatory requirements, including the NIST Cooperative Agreement.

          c. MFIC, after reviewing the Cooperative Marketing Agreement between CATALYTICA and Mitsubishi Corporation ("MC") for commercial exploitation of certain technologies/products in Japan, has granted to CATALYTICA the sole and exclusive right within Japan to represent the collaborative interests of both Parties in technology resulting from the collaboration under such agreement insofar as CATALYTICA elects to include such technology in the list of technologies/products which MC shall market to potential customers in Japan on CATALYTICA's behalf. In this regard, MFIC has agreed to be bound by, and to otherwise honor, the terms of such agreement as it applies to technology resulting from the collaboration under the agreement, and to take action which may be reasonable necessary to take advantage of any commercial opportunity identified by MC.


     2.3  Restated Program Costs   Except for the patent costs which
are covered as set forth in paragraph 4.1 below, each Party shall be responsible for its own Restated Program costs (and reimbursement thereof under the Grant) pursuant to work plan and an annual budget mutually agreed upon prior to execution of this Agreement and attached hereto as SCHEDULE A. Such budget and schedule will be revised annually on or by February 15th and attached to the Agreement as a new SCHEDULE A. In this regard, the Parties agree that the ownership of commercial benefits shall be allocated based on the cumulative approved Program costs (including any patent costs incurred pursuant to paragraph 4.1 hereof) for each Party as follows:

          a. Option Exercise
MFIC has agreed to exercise its option not to make a payment to CATALYTICA for one-half of the difference between CATALYTICA's and MFIC's actual approved Phase I research costs from inception through December 1997, accordingly, CATALYTICA's and CATI's ownership of the commercial benefits of the collaboration shall be adjusted in proportion to the total approved costs incurred by each Party for
the collaboration up to December 31, 1997.   In this regard, it is agreed that
as of December 31, 1997, CATALYTICA's and CATI's total approved expense costs are $4,087,775 whereas MFIC's total approved costs are $1,244,545 (inclusive of patent costs of $90,246), and therefore the ownership of commercialization benefits is reallocated such that CATALYTICA and CATI own approximately seventy seven percent (77%) and MFIC owns approximately twenty-three percent (23%) of such benefits. Notwithstanding the foregoing and the provisions of Paragraph 2.4
(b) below MFIC and CATALYTICA and CATI agree that despite the relative actual amount of expenditures of the respective Parties during the term of this Agreement MFIC's allocable ownership of commercialization benefits shall not fall below twenty percent (20%) except as provided under Section 7.4 hereinafter.

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          b. Commercial Benefits : Ownership : Allocation for Remainder of
             Restated Program
The Parties hereby agree that for the period which commenced on January 1, 1995 and for the remainder of the Restated Program, or until earlier termination as provided for hereunder, that the ownership of the commercial benefits and division of any profits of the collaboration shall be divided on an ongoing basis in accordance with the cumulative approved Restated Program costs for each Party at the time regardless of whether such costs are paid or reimbursed by a third party to the Party incurring those costs.


     2.4 Term of Restated Program The Restated Program shall continue until December 31, 1998 unless extended for additional one year periods as provided for under Section 7 hereinafter (the "Termination Date"). In this regard, the Parties may agree to continue the Development Phase of the Restated Program for other areas in the Revised Field even though an agreement has been reached for commercialization of one or more business opportunities and/or technical areas within the Revised Field.


     2.5 when and if the Parties agree that any aspect of the Technology within the Revised Field has been developed to a stage suitable for commercial utilization, the Parties shall promptly, and in good faith, negotiate a budget and terms covering the commercialization efforts for that particular product or project which budget will be attached to this Agreement (such budgets collectively being referred to as the "Commercialization Budgets"). Such Commercialization Budgets will be based on the following principles.

          (a) the commercialization effort shall be carried out, pursuant to a commercialization plan which is mutually agreed to by the Parties.

          (b) The benefits of commercialization, for example, the gross profit from any commercialization effort, shall be shared between the Parties on a proportional basis in accordance with the ratio of each Parties approved Restated Program costs at the time that the commercialization or project is initiated (see paragraph 2.3 above).

          (c) If the event that Parties both agree to a specific commercialization effort of the Technology within the Revised Field then the costs of such effort or project shall be shared pro rata according to the ownership of benefits allocation at the time that the first license for commercialization is granted to a third party and each Party shall supply goods and services to the commercialization effort based upon a budget for such commercialization activities at its respective cost plus fifteen percent (15%). In the event that the Parties do not agree on participation in the project then such project and the costs thereof shall be treated as though an undertaking outside of the Revised Field.

          (d) In the event that CATI wishes to commercialize Technology that is outside the Revised Field using MFIC's equipment, MFIC agrees to provided to CATI then commercially available equipment and supporting services therewith at prices and under terms consistent with those it customarily provides to its customers. However, in the event that CATI wants equipment which is developmental or experimental in nature MFIC will not be obligated to build or furnish such equipment but will in good faith make any determination as to its availability. CATI is free to propose a collaboration to MFIC in areas outside of the Revised Field but MFIC shall be under no obligation to participate in such undertaking(s). In the event of any collaboration by CATI and MFIC in such undertakings the sharing of costs and benefits among the Parties shall be negotiated in good faith and in a commercially reasonable manner.

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          (e) MFIC will have the sole and absolute right to supply its
Microfluidizer equipment and/or New Device for industrial utilization of the Technology within the Revised Field on behalf of MFIC and CATI.

          (f) CATI will have the first right to out-license Technology (other than equipment related Technology) and to sell catalysts and other materials resulting from the use of the Technology within the Revised Field on behalf of MFIC and CATI according to a mutually agreed-upon mechanism.

          (g) The Parties will make available to the collaboration all Technology needed to commercialize Technology within the Revised Field to the extent that each is legally able to do so, except that MFIC reserves the right to withhold certain disclosure as is provided for in the Confidentiality Agreement.

          (h) Termination provisions will allow the non-terminating Party to complete the development and commercialization of Technology within the Revised Field. The terminating Party will receive remuneration, at an appropriate level in consideration of the contributions of the terminating Party, from net profits received by the non-terminating Party from commercialization of Technology within the Revised Field subsequent to the termination.


3.  Technology Rights and Ownership : Inventions :  Ownership and Assignment :
    Licenses: Assignment of Intellectual Property Rights : Disclosure :
    Cooperation in Prosecution of Rights and Patents


    3.1 The Parties agree that only Technology relating to the Revised Field shall be included within the Restated Program under this Agreement.


    3.2 Any technology, whether patentable or not, brought by CATALYTICA or CATI to the Restated Program, or developed solely by CATALYTICA or CATI under the Restated Program shall be owned by CATI. Any technology, whether patentable or not, brought by MFIC to the Restated Program, or developed solely by MFIC under the Restated Program shall be owned by MFIC. Any technology or know-how, whether patentable or not, developed jointly by the Parties under the Restated Program shall be jointly owned by MFIC and CATI subject to the provisions of Paragraph 3.3 below.


    3.3 In the event CATI invents, develops or acquires an ownership interest in technology, whether patentable or not, to modifications or improvements to the Microfluidizer(R) equipment or the New Device as a result of collaborating on the Program or any other result until such time as CATALYTICA or CATI purchases a Microfluidizer(R) processor or New Device from MFIC for use outside the Program, CATI agrees (i) to promptly disclose to MFIC all such modifications and improvements, and (ii) transfer and assign to MFIC CATI's ownership interest therein. This provision is intended to enable MFIC and its customers to freely use, without payment, any such CATALYTICA or CATI modifications or improvements.

If MFIC develops or acquires an ownership interest in Technology or know-how to production of catalysts or catalyst supports, exclusive of zeolites, as a result of collaborating on the Restated Program, MFIC agrees to: (i) promptly grant to CATI a non-exclusive royalty-free license, worldwide license, with rights to sublicense, to practice under MFIC's ownership interest in such Technology within the Revised Field.

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    3.4  If either Party elects to practice outside of the Revised Field,
Technology which (a) is covered by a patent of which it acquires ownership of, or (b) it has license rights to under this Agreement or the WPI License Agreement then such Party will retain exclusive rights and ownership of such technology, except that in the case of equipment related inventions or discoveries made by CATI an exclusive royalty-free license, worldwide (with rights to sublicense) to practice such technology or invention will be granted to MFIC. Such uses by either Party shall be subject to an independent requirement of reporting to WPI on such commercialization activities, the payment of royalties therefore to WPI, and, if applicable, any payment or financial obligation due to Professor William A. Moser, unless the Parties mutually agree to expand the Revised Field to encompass the use in question.



4.  Patent Costs and Filing Procedures

    4.1 MFIC shall be responsible for paying all patent-related costs under the WPI License Agreement and each Party shall pay all of the patent-related costs for any patent application which they own separate and apart from the other Party hereto under Paragraphs 3.2 or 3.4 above. Further, all patent related costs for jointly-owned patents and/or patent applications hereunder shall be shared on the basis of proportional ownership of commercialization benefits unless an different arrangement is negotiated between the parties. For the purposes of this Agreement "patent-related costs" shall be defined to include all costs relating to filing, prosecution, allowance and maintenance of patent applications and issued patents. All patent costs incurred under this paragraph shall be included in approved Restated Program costs to determine ownership of commercial benefits under paragraph 2.3 hereof.

    4.2 In all cases, the non-filing Party shall cooperate reasonably, on a no cost basis, with the filing Party to assure that such patent rights are perfected. Further, in case of joint inventions, the Parties shall mutually agree as to which Party shall take control of the filing, prosecution and maintenance of the maintenance of the proposed patent application in any given case.

    4.3 MFIC, as sole inventor, has filed the Multi-Stream Application for the New Device with the USPTO and CATALYTICA through CATI wishes to file and prosecute CIP's to that patent application utilizing MFIC's priority application date (a "Unified Filing").

         (a) For the filing of such CIP's within the Revised Field MFIC will cooperate with CATI in such CIP filings in the U.S. and in Unified Filings in selected foreign jurisdictions. If MFIC wishes to participate in such foreign filings then MFIC and CATI will share the filing and prosecution costs of such foreign Unified Filing applications on an equal basis. The rights to new claims arising from issuance of CIP claims will be controlled cooperatively by MFIC and CATALYTICA within the framework and guidelines of the collaboration and this Agreement, however, MFIC and CATI will each retain non-exclusive rights with right to sublicense under such Unified Filings, provided however, that neither CATALYTICA nor CATI shall have any rights with regard to equipment related inventions. In the event of MFIC's participation in such CIP's, MFIC's obligation to cost share in patent applications shall extend to no more countries than the Moser/WPI patents were filed and not subsequently abandoned. In the event that MFIC does not participate in the costs of the filing of a particular application then MFIC will not receive any royalty or licensing income derived from the issuance of a patent in that jurisdiction but will receive protection of its New Device in that jurisdiction to the extent that MFIC has obtained such protection.

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         (b)  For the filing of such CIP's outside of the Revised Field CATI will present to MFIC for confidential review on a case by case basis all findings, data and information. MFIC will review such information and inform CATI of its desire to either jointly proceed with CATI on a negotiated basis (irrespective of the Parties' ownership percentages in the collaboration within the Revised Field) or will allow CATI to proceed alone (using MFIC's priority filing date) in which case CATI will retain exclusive rights to such inventions. In the event of MFIC's participation in such CIP's, the Parties will negotiate in good faith as to the countries for filing within and/or establish a limit on the total expenditures for such patent filings. Also, in the event of MFIC's participation in such CIP's MFIC and CATI will each retain non-exclusive rights with right to sublicense under such Unified Filings, provided however that neither CATALYTICA or CATI shall have any rights with regard to equipment related inventions.


5. Confidentiality : First Right of Opportunity to Purchase

   5.1 The Parties have made provision for the protection of their respective proprietary and confidential information that they have and may continue to disclose to each other pursuant to a Confidentiality and Non-Disclosure Agreement between the Parties dated April 6, 1995. Such agreement is hereby incorporated by reference and modified only by stating that the receiving Party under such agreement may use Confidential Information disclosed from this date forward thereunder only for the purposes of this Agreement and the collaborative effort in the Revised Field under the Refined Program.


6. REPRESENTATIONS, WARRANTIES AND COVENANTS
CATI and MFIC each warrant, represent and covenant to each other as follows:

   (a) it has the full right and corporate authority to enter into this Agreement and to perform all of its obligations hereunder, and neither this Agreement nor the performance of any of its obligations hereunder or of any related agreement are in violation of any other agreement or instrument to which it is a party or by which it may be bound.

   (b) it shall not willfully or recklessly make any proprietary claims or use any technology or invention that would infringe on the patent, copyright or other proprietary intellectual property rights of any third party, without first obtaining written permission or license from such party.


7.  TERM AND TERMINATION

    7.1 The term of this Agreement shall begin on the Effective Date and shall automatically terminate without notice or other further requirement on the first anniversary hereof if the Parties have not by such date agreed in writing to an annual extension hereof and adopted a new annual budget to be attached as SCHEDULE A. Such requirement shall continue annually during the term of this Agreement.

    7.2 This Agreement may be terminated at any time upon the provision of written notice from either of the Parties.

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    7.3  Either party shall have the right to terminate this Agreement in the event that the other Party:

         (a) is in default or breach of any material provision of this Agreement, (and with the exception of breaches of confidentiality provided for in subsection (b) hereunder) providing the non-breaching Party has given the breaching Party written notice specifying such breach and the breaching Party has failed to cure such breach within sixty (60) days of receipt of such written notice. The non-breaching Party shall retain or be granted all rights necessary to commercialize the Technology in the Revised Field (which are held by the breaching Party) and the breaching Party shall have no rights to utilize the Technology commercially in the Revised Field without written consent of the non-breaching Party.

         (b) breaches any of the provisions of the Confidentiality Agreement by CATALYTICA or CATI.

         (c) is the subject of voluntary or involuntary bankruptcy or insolvency proceedings, or its winding up of business, sale or merger of substantially all of its assets. For the purposes of this Section CATALYTICA shall be deemed to be a Party.

         (d)  breach of any warranty, representation or covenant by either
         Party.


    7.4  In the event that this Agreement is terminated pursuant to paragraphs
7.1 or 7.2 above and either Party subsequently wants to continue its development and/or commercialization efforts with the Technology in the Revised Field, it shall notify the other Party of its intention to so continue and provide with said notice a summary of any relevant information available since the date of termination. Within thirty (30) days of such notice, the receiving Party shall either agree to resume the cooperation under the terms of this Agreement or otherwise be deemed to have agreed to allow the offering Party to continue development and commercialization efforts without the receiving Party. In this case the receiving (and declining) Party shall continue to have rights to Technology within the Revised Field. If MFIC is the receiving (and declining) Party it shall, when requested, provide equipment and services on an arm's length basis under terms consistent with those customarily afforded by MFIC to its customers but will not be obligated to build or furnish equipment which is developmental or experimental in nature. The offering Party shall be entitled to adjust the allocation of ownership of commercialization benefits by the amounts of such reasonable expenditures as it incurs in unilaterally pursuing its efforts within the Revised Field. MFIC shall be entitled to include in any such alteration of the allocation of such benefits any and all post-termination expenditures relating to prosecution, modification, defense or maintenance of the WPI Patents. In the event that no notice of intent to proceed is issued within one (1) year of such termination, then each Party will grant to the other Party a royalty-free, non-exclusive license with right to sublicense to manufacture, have goods manufactured, sell, use, or import then existing Technology within the Revised Field owned by the granting Party to the extent that it is legally able to do so. Further, each Party will from time to time deliver to each other summary of any materially relevant information or developments occurring since the date of termination.


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    7.5  Notwithstanding the foregoing, no termination shall alter or affect the obligations of CATI or MFIC under Subparagraph 3.3 or under Paragraph 5 of this Agreement whether arising prior to or after termination, which obligations shall specifically survive termination and continue in full force and effect.

    7.6  Damages:  Legal and Equitable Relief   All legal and equitable rights,
remedies and damages available to the Parties shall be considered cumulative and the use or choice of a particular remedy, damage or relief shall not preclude either Party's further exercise of other rights, remedies and damages. Damages and relief available to the Parties shall specifically include an equitable accounting of all earnings, profits and other benefits arising from breach or violation including lost income potential and lost business opportunity. No delay or omission in exercising any rights under this Agreement shall operate as a waiver of that or any other right; a waiver or consent given by either Party on a certain occasion is effective only in that instance and shall not constitute or be construed as a bar to or a waiver of any right on any other occasion, unless otherwise agreed to by in writing.


8.  ASSIGNMENT : BINDING NATURE OF OBLIGATIONS

    8.1 This Agreement is personal in its character, and no Party hereto shall assign, sell, transfer or encumber this Agreement or the interest therein, or permit any other arrangement having a similar effect, without the express written consent of the remaining Party, except as a result of sale, consolidation, reorganization or other transfer involving a Party's business or assets relating to the Primary Field, provided further that the Party's assignee in such case gives the other Party hereto written assurance of its commitment to fulfill the transferring Party's obligations under this Agreement.

    8.2 This Agreement shall be binding on and inure to the benefit of the successors or permitted assigns of the Parties hereto, and all entities controlled by them.


9.  NOTICE
All notices of any kind and description whatsoever required, permitted or provided for under this Agreement shall be in writing and shall be deemed to have been received when personally deliver or when mailed through the United States Postal Service, postage prepaid, certified mail with return receipt, or by Federal Express or other recognized private expedited carrier or delivery service with signature required with all charges prepaid to the parties at their respective addresses below:


If to MFIC to:         Microfluidics International Corporation
                       Attention: Michael A. Lento, President
                       30 Ossipee Road
                       Newton, MA 02164-9101


If to CATALYTICA to:   Catalytica, Inc.
                       Attention: Peter H. Kilner,
                       Director, Business Development
                       430 Ferguson Drive
                       Mountain View, CA 94043

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10.  MISCELLANEOUS PROVISIONS

     10.1 In the event of acts of God, action of the elements, war, invasion, civil commotion, insurrection, labor disturbance, fire, flood, earthquake, or governmental restriction, interruption or delay in raw material supplies or supply of substandard raw material which is beyond the control of a Party hereto, which render performance under this Agreement impossible, failure on that account during each period shall be excused during such period or periods of inability to perform.

     10.2 Each performing Party warrants that it will use all reasonable efforts to carry out the Restated Program using professionally qualified personnel in accordance with generally accepted professional standards. However, the Parties recognize that the Restated Program to be performed by the performing Party is experimental and/or developmental in nature and, therefore, the performing Party can make no warranty or representation with regard to the successful completion of the Restated Program can be completed in a time certain.

     10.3 This Agreement and the documents incorporated herein contain the entire understanding between the Parties with respect to the Restated Program and may be modified only by a written instrument duly executed by each Party's authorized representative. If a Party hereto shall, on any occasion, fail to perform any term of this Agreement and the other Party shall not enforce that term, the failure to enforce on that occasion shall not preclude enforcement on any other occasion.

     10.4 The Parties agree that the provisions of this Agreement are severable. If any provision hereof shall be held to be invalid or unenforceable by any law, rule, order, or regulation of any government or by the final determination of any state or federal court, such invalidity or unenforceability shall not effect the enforceability of the remaining provisions of the Agreement, and such provision shall be reformed and construed to the extent permitted by law so that the remainder is valid and enforceable. Such invalidity shall not affect the enforceability of such provision in any jurisdiction where such provision has not been held to be invalid.

     10.5 This Agreement shall be governed by laws of the State of California, except for breaches of the confidentiality provisions hereof by CATALYTICA or CATI in which event MFIC may apply the laws of the Commonwealth of Massachusetts or such other jurisdiction as MFIC may determine is more effective for the prosecution of an action hereunder. All other disputes arising or resulting from this Agreement which cannot be settled by mutual consent by the Parties shall be subject to arbitration in San Francisco, California if MFIC is the complaining Party or Boston, Massachusetts if CATALYTICA is the complaining Party, pursuant to the American Arbitration Association's Rules for Commercial Arbitration in effect at the time arbitration is initiated.

     10.6 Paragraph headings and captions used herein in this Agreement are for convenience of reference only and shall not to be considered in the construction or interpretation any term or provision of this Agreement. This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party's being the drafter hereof.

     10.7 The Parties are acting as independent contractors and shall not be considered partners, joint venturers or agents of the other except as expressly provided hereunder or in writing.

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     10.8  Unless otherwise expressly provided herein, no right, express or implied, is granted by this Agreement to either party to use in any manner the trade name(s), service mark(s) or trademark(s) owned by, or licensed to the other in connection with the performance of this Agreement.

     10.9 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed as a sealed instrument, and to be delivered one to another as of the day, month and year first written above.


                                 ACCEPTED FOR:

                    MICROFLUIDICS INTERNATIONAL CORPORATION


                             /s/ Michael A. Lento
                    By:____________________________________

                                Michael A. Lento
                       ____________________________________
                                     Name

                                   President
                       ____________________________________
                                     Title



                                 ACCEPTED FOR:

                                CATALYTICA, INC.


                               /s/ Norman Smith
                     By:___________________________________

                                 Norman Smith
                        ___________________________________
                                     Name

                                   President
                        ___________________________________
                                     Title



                                 11 of 12 Pages

                                  SCHEDULE A


                            RESTATED PROGRAM BUDGET

                           JANUARY TO DECEMBER 1998

                                  Catalytica




-------------------------------------------------------
Salary and Fringe                        $200,000
-------------------------------------------------------
Overhead @ 210%                          $420,000
-------------------------------------------------------
Analytical Services                      $100,000
-------------------------------------------------------
Lab Supplies and Other                   $100,000
-------------------------------------------------------
   Total                                 $820,000
-------------------------------------------------------

                                 12 of 12 Pages